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                                                                 EXHIBIT 99.1


CONTACT:  Mary Lou Kromer          407-362-2600 or
                                   800-GRACE99

                            GRACE TO PURSUE OPTIONS
                    TO MAXIMIZE VALUE OF GRACE DEARBORN UNIT

          BOCA RATON, Fla. September 13, 1995 -- W. R. Grace & Co. (NYSE:GRA) today announced that its board of directors has authorized management to pursue options to maximize the value of its Grace Dearborn water treatment and process chemicals business. The options being considered include the outright sale of Grace Dearborn and strategic alliances with complementary companies.

          "Grace Dearborn has a global strategic position in its markets, is a technology leader and provides outstanding customer service;" said Albert J. Costello, Grace chairman, president and chief executive officer, "however, we believe there may be options that will provide higher value to Grace."

          Costello said that Grace has received numerous inquiries from interested parties who consider Grace Dearborn to be of premium value and strategic importance. "Grace will consider all alternatives and select the one that will provide maximum value to our shareholders," he said.

          Grace has retained the services of Merrill Lynch & Co. to assist the Company in reviewing the various options.

          Since reorganizing as a global product line in 1992, Grace Dearborn has substantially increased its global presence. Today, Grace Dearborn provides value-added water treatment products and services for industrial boilers, cooling towers, industrial process water systems and industrial wastewater systems to help customers meet demanding environmental regulations and industrial process productivity and profitability goals. It also is a

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major supplier of process chemicals and services to the global pulp and paper industry and other major industrial segments.

          The decision to consider strategic alternatives for Grace Dearborn is one of numerous actions Costello has taken over the last four months to further enhance the value of Grace. In mid-June, the Company announced its plan to spin off its health care unit, National Medical Care, Inc. That same month, Costello announced the initiation of a major, company-wide cost management study, which should be completed in October. This program has already led to, and will continue to generate, savings in the Company's overhead and operating costs.

          "Our strategy is to focus on the strengths of our packaging and specialty chemicals businesses, continue to enhance their global market leadership positions and further unlock their value for all stakeholders," said Costello. "We are accelerating the process of becoming a high-performance, high-value company," he said.

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